SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2009

ANOTEROS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52561	88-0368849
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

2445 Fifth Ave. Suite 440 San Deigo, CA 92101
(Address of principal executive offices)

619-239-2900
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Anoteros, Inc.

From 8-K

Current Report

Item 5.02   Departure of Directors of Certain Officers, Election of Directors; Appointment of Certain Officers

Re-Election of Directors

As set forth in the Company’s Definitive Information Statement on Schedule 14C, filed on August 3, 2009, the Company by the written consent majority of the outstanding voting securities of the Company on July 23, 2009, approved the election of George G. Chachas and Jennifer Karlovsky to the Board of Directors of the Company.  Mr. Chachas and Mrs. Karlovsky will serve until the next annual meeting of stockholders or until their successor has been duly appointed and elected.

Biographies

George G. Chachas is the founder of the Company served as the President, Treasurer, Secretary and Director from inception through October 22, 2004, at which time he resigned due to time constraints with his ongoing law practice. George was appointed and assumed the role of CEO, President, Chief Financial Officer, Secretary and Chairman of the Board on December 27, 2006. George is the founder and managing partner of Chachas Law Group P.C. serving businesses and individuals in a variety of transactional matters with extensive experience in mergers and acquisitions, corporate and securities law, and financing transactions. He has represented businesses and owners from entity formation and business structuring through private and public financing transactions, in a variety of corporate partnering, joint ventures, acquisition, merger and sales transactions. Prior to forming Chachas Law Group in April 2006, George was the Managing Partner of Wenthur & Chachas, LLP from 1987 through March 2006 which had an emphasis in corporate and securities transactions (including private held and publicly traded companies, and SEC compliance), taxation (including taxpayer disputes with government agencies and state sales and use tax laws), real estate transactions, estate planning matters and related issues, and copyright and trademark registrations. George is admitted to practice in California (1987); District of Columbia (1989) and Colorado (1994). George graduated from San Diego State University (B.A. 1985) and California Western School of Law (J.D. 1987).

Jennifer Karlovsky was appointed as a director of the Company on May 4, 2009.  Ms. Karlovsky served as a member of the board of directors of Endeavor Power Corp. a publicly traded company. Additionally, Ms. Karlovsky served as the interim President, Treasurer and Secretary of Endeavor Power Corp. During her time with Endeavor Power Corp., Ms. Karlovsky guided the Company through its annual meeting and assisted in the acquisition of a working interest in an operational oil and gas lease located in Oklahoma.  Prior to this, Ms. Karlovsky was engaged as a Financial Administrator overseeing the project accounting, contracting and revenue assurance for a company in the health care services industry. Ms. Karlovsky services include assisting companies with complex financial analysis and accounting matters, the review and analysis of various facets of contracting procedures, financial planning and seamless integration, of both eternal and external corporate operations. She has also had significant direct engagement with service providers on multi-million dollar projects in the health care industry. Prior to this, Ms. Karlovsky served as the vice president of operations for a privately held company. She received her liberal arts degree from Northern Illinois University in 2000.

Item 5.03   Amendment to Articles of Incorporation or By-laws

1-For-3 Reverse Stock Split

On August 3, 2009, the Company filed a Definitive Information Statement on Schedule 14C (“Information Statement”) to advise our stockholders of the approval of certain corporate actions taken by written consent of majority of the outstanding voting securities of the Company on July 23, 2009, in lieu of the Annual Meeting, which included, among other things, the approval of a 1-for-3 Reverse Stock Split of the issued and outstanding shares of Company's common stock.

As a result of the reverse stock split every 3 shares of common stock owned by a stockholder was reduced to 1 share. The Reverse Stock Split will became effective on August 24, 2009 (the “Effective Date”), upon the Company’s filing of a Certificate of Change pursuant to NRS 78.209 (the “Certificate of Change”) with the Nevada Secretary of State, whereupon the 7,261,285 issued and outstanding pre-reverse split shares of common stock were automatically converted into and will for all corporate purposes evidence 2,420,469 post-reverse stock split shares of common stock.  All fractional shares were rounded up to the next whole share.   It will not be necessary for stockholders to exchange their existing stock certificates.   Stockholders who desire to have a new certificate issued representing the post-reverse shares may obtain a new certificate at a cost to the stockholder of $25.00 per certificate by sending their existing certificate(s) to Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, UT 84111.  Telephone No. 801-355-5740.

On September 17, 2009, the Company was notified by FINRA that it had received all necessary documentation to process the reverse split and that the corporate action became effective at the opening of business on September 18, 2009.

Effective on September 18, 2009, the Company’s new symbol became “ANOS.”

Item 8.01   Other Events.

Ratification of Appointment of Auditors

As set forth in the Company’s Definitive Information Statement on Schedule 14C, filed on August 3, 2009, the Company by the written consent majority of the outstanding voting securities of the Company on July 23, 2009, ratified and approved the appointment by the Company’s Board of Directors of HJ Associates & Consultants, LLP, as the independent auditor of the Company for 2009.

Item 9.01 Financial Statements and Exhibits

(c)      Exhibits

3.04 Certificate of Change Pursuant to NRS 78.209

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Anoteros, Inc.

Dated: September 18, 2009

/s/ Geroge G. Chachas

By: George G. Chachas

Its:  President